Designated Filer:	Peter Kagan
Issuer & Ticker Symbol:	Laredo Petroleum Holdings, Inc. [LPI]
Date of Event Requiring Statement:	October 17, 2012

Explanation of Responses:

(1)         The stockholders of Laredo Petroleum Holdings, Inc., a Delaware corporation (the "Issuer") are Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”, and together with an affiliated partnership, the “WP IX Funds”), and Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (together with an affiliated partnership, the “WP X Funds”). The total number of shares of Common Stock of the Issuer owned by the WP IX Funds is 69,737,464 shares of Common Stock and the total number of shares of Common Stock of the Issuer owned by the WP X Funds is 17,771,653 shares of Common Stock. Together, the WP IX Funds and the WP X Funds own 87,509,117 shares of Common Stock of the Issuer.

         Warburg Pincus IX LLC, a New York limited liability company (''WP IX GP''), is the general partner of WP IX. Warburg Pincus X, L.P., a Delaware limited partnership (''WP X GP''), is the general partner of the WP X Funds. Warburg Pincus X LLC, a Delaware limited liability company (''WP X LLC''), is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP IX GP and WP X LLC. Warburg Pincus & Co., a New York general partnership (''WP''), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (''WP LLC''), manages the WP IX Funds and the WP X Funds. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of WP and the Co−Presidents and Managing Members of WP LLC and may be deemed to control the WP IX Funds, WP IX GP, the WP X Funds, WP X GP, WP X LLC, WP Partners, WP and WP LLC.

(2)         Mr. Kagan, a director of the Issuer, is a Partner of WP and a Managing Director and Member of WP LLC. Because of Mr. Kagan's affiliation with the Warburg Pincus entities, he may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a−1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares of Common Stock of the Issuer owned by the WP IX Funds and the WP X Funds. Mr. Kagan disclaims beneficial ownership of all shares of Common Stock of the Issuer in which he does not have a direct pecuniary interest.  This Form 4 shall not be deemed an admission that any reporting person or any other person referred to herein is a beneficial owner of any securities of the Issuer for purposes of Section 16 of the Exchange Act, or for any other purpose or that any reporting person or other person has an obligation to file this Form 4.